Exhibit 99.2

2010 Annual Meeting of Shareholders

Chairman’s Presentation

[Slides 16, 17 and 18]

Good morning.

We have stayed on course throughout the most severe economic crisis to hit our country since the Great Depression. I’ll share with you our strategy for success, then discuss our 2009 and first quarter 2010 financial results, including peer comparisons.  I’ll also cover some topics that may be of interest to you, including our full redemption of the preferred stock issued to the U.S. Treasury under its Capital Purchase Program, executive compensation, and our continuing commitments to community, diversity and sustainability. Then, we’ll open it up for questions.

[Slide 19]

Throughout this economic cycle, Comerica has remained focused on executing its strategy.  In doing so, we have kept true to our core values.  We did not lose our way or our principles during the most turbulent economic times any of us can ever remember.

Our strategy is unchanged.  It is built on skill, not scale.  We are a relationship-based Main Street bank, not a transaction-oriented Wall Street bank.  We have stayed close to our customers throughout this economic cycle.

We believe we are in the right markets with the right people to deliver the quality products and services that are Comerica’s hallmark.

[Slide 20]

We continue to leverage our standing as the largest bank headquartered in Texas.  This is evidenced by the nearly 16 percent growth in average deposits in the state since 2007, the year we relocated our headquarters here. There are more Fortune 500 companies headquartered in Texas than in any other state.  We have relationships with more than half of them, and that number continues to grow.

The population in Texas continues to grow, too.  Dallas-Fort Worth was the fastest growing metropolitan area in the U.S. in 2009, according to recent estimates from the Census Bureau, with Austin and Houston also among the metropolitan areas gaining the most population in the country last year.

The Texas economy is well diversified.  It has consistently outperformed the national economy. Its manufacturing sector is expanding, powered by a recovery in consumer spending, business fixed investment, and exports.  Its housing sector has stabilized relatively quickly, following a comparatively modest housing value decline.  The state’s energy sector is strengthening too, notes our chief economist, Dana Johnson.

[Slide 21]

Within our Western market, predominantly California but also Arizona, we have added 74 new banking centers and a corresponding $2.3 billion in deposits since 2004, the year we began our banking center expansion program. We believe we have the resources and capacity in place to increase our market share in those states.

With housing prices in California now realigned to incomes, home sales are already strengthening and inventories of unsold houses are much reduced.  As a result, California appears likely to more closely parallel national growth trends in the period ahead, particularly given its leading position in a number of key knowledge sector industries.

[Slide 22]

We feel we are well positioned for the turnaround of the Michigan economy.  Our more than 160-year presence in that state serves as a constant reminder to customers that we are a bank they can count on through all economic cycles.  We are the deposit market share leader in Michigan, based on FDIC data.  The number-one ranking is a reflection of the hard work of our dedicated colleagues and the trust we have earned from customers in the state.

Michigan appears to be positioned for modest growth in 2010.  With national vehicle sectors rebounding, the state’s auto manufacturing sector likely will increase production and employment for the first time since 2000.  Michigan should benefit from the broad based recovery in manufacturing that is now underway.

[Slide 23]

Turning to our 2009 and first quarter 2010 results.

For the full-year 2009, we reported net income of $17 million and a net loss attributable to common shares of $117 million, or $0.77 per share. Included in the net loss attributable to common shares were preferred stock dividends to the U.S. Treasury Department in the amount of $134 million.

Our 2009 results were, in large part, attributable to a nearly $1.1 billion provision for loan losses, a $397 million increase from 2008. Nearly one-third of the 2009 provision was from our Commercial Real Estate line of business, predominantly California local residential real estate development. We have reduced that portfolio by 76 percent from 2007 through year-end 2009, and have not added any new business in this segment in a number of years.

We saw encouraging signs in the fourth quarter of 2009 that continued in the first quarter of 2010.  Our credit quality improved at a faster pace than we expected in the first quarter, reflecting the strong credit underwriting and processes we have in place.  Our net interest margin continued to expand.

These and other positive developments resulted in our first quarter 2010 net income of $52 million, the equivalent of 33 cents per share.  This included a $17 million after-tax gain, equivalent to 11 cents per share, related to the cash settlement of a note receivable associated with the 2006 sale of an investment advisory subsidiary.

The impact to first quarter earnings of the preferred stock dividends issued to the U.S. Treasury under its Capital Purchase Program was $123 million, or 79 cents per share.  We fully redeemed that preferred stock in March.

[Slide 24]

Following a recession, loan demand typically is slow to pick-up.  This has been the case in all post-World War II recessions, including the most recent one, as the slide shows.  Business owners and managers have cautiously managed their businesses in such environments.

[Slide 25]

The decline in loan outstandings we saw in the fourth quarter of 2009 slowed further in the first quarter of 2010, and the pace of decline moderated in each successive month of the first quarter, as you can see on this slide.  We believe this is a hopeful sign for the future.

Our customers continue to convey a more positive and upbeat tone.  This is reflected in our loan pipeline, which has now grown to its highest level in two years.  The small business loan pipeline in our Texas and Western markets has increased by double-digits in the last three months.

Now that credit is improving, our bankers can devote more time to marketing. In Texas, we are seeing more opportunities, and plan to add several new middle market and small business bankers to capitalize on them.  In California, customers and prospects are seeing gradual increases in sales, and are more optimistic about their businesses, as backlogs are growing.  This has led to more loan proposals, particularly for middle market and technology and life sciences companies.

In the Western Market, where we have 61 percent of our National Dealer Services business, floor plan loans are slowly picking up, as expected, with the increase in auto sales.  In Michigan, we had more new and expanded loans approved in Middle Market this March than we’ve had in any month since 2008.

As the economy improves, we look forward to returning to the more robust loan growth that was evidenced in past recoveries.  We expect middle market and small businesses will start borrowing as their working capital needs increase, in line with economic growth.

[Slide 26]

We had very strong customer deposit generation in 2009, with average core deposits increasing $973 million.  Core deposit growth continued in the first quarter but at a slower pace than the fourth quarter of 2009, as this slide shows.

In certain business lines, deposits have decreased, which we believe is a positive sign that customers are starting to use their cash in their businesses.  We continue to invest in deposit rich segments such as small business, health care and wealth management, as well as deposit rich products like our government card programs.

[Slide 27]

Turning to credit quality, we continue to focus on quickly and proactively identifying and working through problem loans. As has been our practice for many years, we conduct quarterly in-depth reviews of our watch list loans, and build our reserves credit by credit. We did not loosen our credit standards at the peak of the cycle.

We saw broad-based improvement in credit quality across all business lines in the first quarter of 2010, including significant declines in net charge-offs and provision for loan losses.

The Commercial Real Estate business line experienced an increase in net charge-offs from the fourth quarter but remain below the peak level experienced in the second quarter of 2009.  Commercial real estate nonaccrual and watch list loans declined in the first quarter. As you can see in each of the four charts on this slide, our credit quality compares favorably to the performance of our peers.

[Slide 28]

Our 2009 expenses were down 6 percent from 2008. Our largest expense item is salaries, so management of staff levels is key. Full-time equivalent staff decreased by 8 percent from 2008, even as we added 10 new banking centers in 2009. Our management of staff levels includes selectively adding personnel to ensure we are ideally positioned for growth in our target markets.

The Management Incentive Plan payout was down about 70 percent from the previous year, which led to a 45 percent reduction in total incentive compensation for fiscal year 2009 as compared to fiscal year 2008. I’ll discuss incentive compensation in more detail shortly.

We continued to maintain our strong focus on expense management in the first quarter of 2010, with salary and employee benefits expenses down 6 percent from the fourth quarter of 2009.

[Slide 29]

Our capital ratios remained solid throughout the economic downturn, as you can see by the two charts on this slide.  We compare quite favorably to our peers with respect to our tangible common equity ratio, and in tier one common capital.

[Slides 30 and 31]

We also compare favorably to our peers with respect to stock price performance. Comerica’s stock price rose 49 percent in 2009, outperforming all of our peers. We were the number-one performer in the 24-bank Keefe Bank Index (BKX), and number-four among the top 50 banks. Our stock price performance also ranked number-149 among S&P 500 companies.  Year-to-date in 2010, Comerica’s stock price is up 44 percent.

Stock analysts who cover us provided many positive comments on our first quarter performance.  We believe they were particularly pleased with our increased revenue as a result of the growth in the net interest margin, as well as the continued broad-based improvement in credit quality.  One analyst upgraded our stock to a buy recommendation, and we saw increases in earnings estimates and target prices across the board.  The stock price reacted favorably.

[Slide 32]

As I mentioned, we fully redeemed the $2.25 billion of preferred stock issued to the U.S. Treasury under its Capital Purchase Program, five days after completing the public issuance of $880 million of common stock.

This eliminates the annual $134 million negative impact to net income to common shareholders related to the preferred stock.

In addition to the $2.25 billion redemption payment, Comerica paid the U.S. Treasury a total of $150.9 million in dividends on the preferred stock since the date it was issued in November 2008.

Clearly, our participation in the Capital Purchase Program helped stabilize the country’s financial system at a critical point, and the investment the government made in Comerica resulted in excellent returns for U.S. taxpayers.

We elected not to repurchase the related warrant from the U.S. Treasury, as we believe it is best to retain capital for future growth.  The warrant allows the holder to purchase 11.5 million shares at an exercise price of $29.40 per share.  Given the present market price for Comerica common stock, the warrant has significant value.

[Slide 33]

Now I’d like to take a moment to discuss executive compensation, including our compensation philosophy.

Our compensation programs are designed to attract, motivate, reward and retain superior talent, particularly in the current economic climate, when the recruiting and retention of top performers is of utmost importance.

The various components of Comerica’s executive compensation program are designed to maintain the focus of our executive officers on business goals over immediate, short-term and long-term horizons, and to be competitive with our peers.

We believe Comerica’s overall executive compensation program rewards high performance in a balanced manner.

The principal components of our executive compensation program are base salaries, short and long-term cash management incentive awards, and long-term stock incentive awards. This balanced approach discourages unnecessary and excessive risk-taking while aligning the interests of management with those of shareholders.

Awards under the Management Incentive Plan are based on annual and three-year performance relative to our peers.

The metrics — earnings per share growth and return on equity - are transparent and easily calculated.  Awards cannot be arbitrarily increased — they can only be decreased — under the plan.

In 2009, Comerica eliminated all funding tied to peer performance under the one-year component of the Management Incentive Plan even though Comerica’s performance was better than many of its peers.

Awards under the Long Term Incentive Plan are typically a combination of stock options and restricted shares.  We believe that restricted shares and options encourage senior officers to achieve high long-term performance because the restricted stock and options will be worth more if the stock price increases.  They can also be powerful retention tools, as options vest over four years and restricted stock for executive officers cliff vests after five years.

[Slide 34]

Turning to the subjects of community, diversity and sustainability.

In 2009, Comerica provided more than $9 million to not-for-profit organizations nationwide. Our employees also supported United Way agencies in our markets, raising more than $2.2 million.

Our colleagues also donated their talents and personal time through volunteerism, with nearly 54,000 volunteer hours recorded in 2009.  Our 2010 efforts in the community include the recent March for Babies, which helped raise thousands of dollars for the March of Dimes.

[Slide 35]

For the fifth time in six years, Comerica was recognized as one of the Top 50 Companies for Diversity by DiversityInc, a national publication focused on best business practices for successful diversity management.  And, for the first time, DiversityInc recognized Comerica as a 2010 Top Ten Company for Executive Women.  In addition, Hispanic Business magazine ranked Comerica number-one for Supplier Diversity.

[Slide 36]

In the area of sustainability, we recently announced the openings of our 4th and 5th LEED certified banking centers, one in Austin, Texas, and the other in Fort Worth, Texas.  Certification was made by the U.S. Green Building Council.

The LEED rating system is the nationally accepted benchmark for the design, construction and operation of high performance green buildings.

Three more LEED banking centers are planned this year — in Austin, Texas; Scottsdale, Arizona; and San Diego, California.

Comerica is ranked number-one among S&P 500 Companies for the quality of its 2009 response to the Carbon Disclosure Project’s annual survey.  And, for the second year in a row, Comerica was named to the Carbon Disclosure Leadership Index, which rates firms according to the level and quality of their disclosure and reporting on greenhouse gas emissions and climate change data.

[Slide 37]

In closing, I want to reiterate that we believe Comerica is staying on course.  Throughout this economic cycle, we have remained focused on executing our strategy, making the prudent adjustments necessary to take advantage of opportunities and reduce risk.

We have a consistent strategy for success that is based on relationships, with a “Main Street” banking focus.  We have a dedicated workforce.

We believe we are in the right markets with the right people to deliver the quality products and services that are Comerica’s hallmark.

[Slide 38]

We further believe that our solid capital position and strong liquidity will continue to position us well for future growth.  We are investing to accelerate our growth and balance, with our banking center expansion program focused on our higher growth markets, particularly Texas and California, as you can see in this table.  We plan to add a total of 13 new banking centers in 2010, with six in California, five in Texas, and one each in Arizona and Florida.

[Slide 39]

We have new products and services in the pipeline, such as a new platform for Treasury Management Connect Web, which is expected to simplify our business customers’ online experiences, while tailoring those experiences to their unique business needs.

[Slide 40]

We’re also excited to be rolling out mobile banking this summer, which will enable our customers to bank on their cell phones. They will have the capability to check balances, pay bills, see account activity and find the closest Comerica ATM or banking center.

[Slide 41]

As we move forward on these and other fronts, the road ahead is paved by the careful, yet confident manner in which we have navigated the most challenging economic environment in modern history.  We believe we are well positioned for future growth and the economic recovery now underway.

[Slide 42]

At this time, I would like to open it up for any questions you may have.

[Slide 43]

Thank you for coming today.  Enjoy the rest of your day.